Exhibit 23.13

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I hereby consent to the use in this Post-Effective Amendment No. 5 to the Registration Statement of UBI Blockchain Internet, Ltd. on Form S-1 of my report dated December 6, 2017, except for NOTE 1 – ABOUT THE COMPANY concerning “Current Company Operations” which is dated May 11, 2018 and NOTE 12 – RIGHT OF RESCISSION CONTINGENCY which is dated June 27, 2018, appearing in the Prospectus, which is part of this Registration Statement. I also consent to the reference to the firm under the heading “Experts” in such Prospectus.

/s/ Michael T. Studer CPA P.C.

Michael T. Studer CPA P.C. Freeport, New York June 29, 2018